Exhibit 99.1

Contact:	Cathy Engel	FOR IMMEDIATE RELEASE
	PECO	Follow us on Twitter @ PECOphila
2301 Market Street, S14-1
Philadelphia, PA 19103
215-841-5555
catherine.engel@peco-energy.com

PECO Officially Files Smart Meter Plan

PHILADELPHIA (August 14, 2009) – Today PECO filed a plan with the Pennsylvania Public Utility Commission to install more than 1.6 million residential and commercial smart meters and deploy advanced communications networks. One of the largest investments in company history, the $650 million plan-including the company’s broader smart grid plan and recent stimulus grant application – could save customers about $1.5 billion during the life of the project, improve service and benefit the environment. Additional information can be found at www.peco.com/SMART.

PECO’s smart meter plan will seek approval to install the advanced metering infrastructure, backbone communications network and information systems to integrate customer energy usage with utility operations. The communications networks – fiber optics and wireless – will enable two-way communication. If approved, the company would build an advanced metering infrastructure (AMI) and provide smart meters to all of its 1.6 million customers in 10 years.

In addition, earlier this month, the company filed an application with the United States Department of Energy seeking $200 million in matching funds through the federal stimulus grant program. A stimulus grant would allow for a faster, wider smart meter and smart grid deployment – allowing the company to install up to 600,000 meters by 2012. A stimulus grant also would reduce overall costs to PECO customers by about $125 each.

“PECO is making long-term investments in critical infrastructure that will deliver significant benefits to our customers, the communities we serve, and the environment,” said Denis O’Brien, PECO president and CEO. “Our smart meters will make a meaningful difference to our customers through reduced energy costs and enhanced operational performance, and they also will position our region to attract new energy-related businesses and jobs.”

Today’s filing supports a broader environmental initiative at PECO and also is a component of Exelon 2020: A Low-Carbon Roadmap, the comprehensive environmental strategy of PECO’s parent company. Exelon 2020 sets the goal of reducing, offsetting or displacing more than 15 million metric tons of greenhouse gas emissions per year by 2020. This is more than the company’s current annual carbon footprint and is equivalent to taking nearly 3 million cars off American roads and highways.

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Based in Philadelphia, PECO is an electric and natural gas utility subsidiary of Exelon Corporation (NYSE: EXC). PECO serves 1.6 million electric and 485,000 natural gas customers in southeastern Pennsylvania and employs about 2,400 people in the region. PECO delivered 83.7 billion cubic feet of natural gas and 39.4 billion kilowatt-hours of electricity in 2008. Founded in 1881, PECO is one of the Greater Philadelphia Region’s most active corporate citizens, providing leadership, volunteer and financial support to numerous arts and culture, education, environmental, economic development and community programs and organizations.

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